True Product ID Restructures Its Management and Board; Changes Reflect Need To Focus Base Of Operations In Mainland China.

Company Also Announces MacKay Group Funding for TPID US and China JV and  Details Of Company’s Plan To Deliver Its Solutions Worldwide.
Friday August 17, 2007 9:00 am ET

BEIJING & PHILADELPHIA--(BUSINESS WIRE)--August 17, 2007 -- True Product ID, Inc. (“TPID US”) (TPID:OB) announced that it is relocating the Company’s operating offices, senior management and operations from the US to China to help deliver contract and technology initiatives in China (the “China Initiatives”).  James MacKay will rejoin the Company as its chairman of the Board. Mr. MacKay has not only spearheaded the China Initiatives from the ground level in China, he, through an affiliate, The MacKay Group Limited, has funded, and/or arranged funding for, the China Initiatives to date in excess of US$1,000,000.  To deliver certain of the China Initiatives, Mr. MacKay, through The MacKay Group, has agreed to further fund the Company with a line of credit of up to US$150,000. The terms of this line of credit are detailed in the Company’s upcoming Form 8-K.

TPID leadership, both in the US and China, has strategized on the best way to capitalize on the China opportunities and with that common goal in mind, former Chairman Richard Bendis has worked closely with MacKay to restructure the base of the Company’s leadership to China.  Bendis will voluntarily relinquish his director and officer positions in the best interest of maximizing the ability to focus the Company’s primary energy where the greatest opportunities lie, which is China.

To best deliver the China Initiatives, current TPID US Board director Sergio Luz, will also assume the position of Company president, and Li Ning, the CEO of the Company’s Chinese joint venture affiliate, True Product ID Technology (Beijing) Limited, will join the Company’s Board. Luz and Li have worked with MacKay meeting key government, funding, industry and technology representatives in China in connection with the China Initiatives.  Their CVs are set forth in the Form 8-Ks the Company has filed or will file. Previous Company Chairman, CEO, and President Richard Bendis will continue, in the capacity of a consultant, his important role in helping to oversee the Company’s regulatory filings and financial reports, and will help facilitate the transition to new management.

2600 Centre Square West, 1500 Market Street

Philadelphia, PA 19102

Phone: (215) 496-8102   Fax:  (215) 320-1991

Richard Bendis stated: “The Company’s immediate need to physically be ‘on the ground’ in China, dictated this transfer of operational and executive control. Events are occurring at a pace that requires immediate actions and reactions to make the daily decisions that can only be effectively managed on the local level in China. As an officer, director and  shareholder of the Company, I fully support this relocation as clearly being needed at this time to ensure the future growth of the Company and to increase shareholder value.”

James MacKay, stated: “Richard Bendis did a wonderful job for this company and its shareholders and his contributions have helped solidify TPID’s ability to thrive and grow in both the near and long term. As a shareholder I wish to thank him for all he has done.”

MacKay went on to add: “It’s always a good sign when members of the Board and/or company executives themselves invest directly in the companies they serve, and that is the case here. For some time now, through The MacKay Group, we have personally invested over $1,000,000 into TPID to fund the China joint venture operations to ensure the viability of the JV at a time when TPID US was unable to provide the necessary level of funding in a timely manner.”

Messrs. MacKay, Luz and  Li will deliver the “hands-on” oversight in China that is mandated by the present market conditions. Given MacKay’s strategic connections in China, the contracts at hand in China, and the market demand for TPID’s  state-of-the-art technology, including its Synthetic DNA (SDNA) and KMACK software technology, MacKay, Luz, and Li will be better positioned  to continue to meet with leading providers of complimentary anti-counterfeiting technology from the US and Europe.

The Company also revealed that it plans to enter into joint ventures, mergers, licensing and/or other related types of business relationships with existing and established companies already in the anti-counterfeiting/authentication industry worldwide, but who are not yet in China.  TPID will cross-license its technology with those other companies, to the benefit of both. Through these arrangements,  TPID will acquire the rights to other complementary solutions to better tailor customized solutions for its Chinese clientele, and will gain access to other territories worldwide without having to spend the time and expense of creating and funding entry into markets outside of China for TPID’s products. The Company believes that these types of arrangements will solidify TPID’s position as a bridge between the East and the West in this industry and expand the Company’s reach without the financial burdens customarily associated with entering new markets.

About True Product ID

2600 Centre Square West, 1500 Market Street

Philadelphia, PA 19102

Phone: (215) 496-8102   Fax:  (215) 320-1991

True Product ID produces integrators for anti-counterfeiting and security surveillance applications and is a provider of integrated tracking devices. The Company delivers turnkey solutions for governments, armed forces, and industry, through its own proprietary technology and through aggregating the technology, products, and services of third parties via licensing agreements and or joint ventures. For more information about True Product ID, Inc., go to http://www.tpid.net. For more information about True Product ID Technology (Beijing) Limited, go to http://www.trueproductid.com/.

SAFE HARBOR STATEMENT: This news release contains "forward-looking statements" that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "future," "plan" or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that our products may not achieve customer acceptance or perform as intended, that we may be unable to obtain necessary financing to continue operations and development, and other risks. You should consider these factors in evaluating the forward-looking statements included herein, and not place undue reliance on such statements.

Contact:

True Product ID, Inc.

Richard Bendis, 215-496-8102

rbendis@tpid.net

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2600 Centre Square West, 1500 Market Street

Philadelphia, PA 19102

Phone: (215) 496-8102   Fax:  (215) 320-1991